EXHIBIT 10.35

                           ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (the "Agreement") is made this 20th day of March, 1998, by Morrison Health Care, Inc., a Georgia corporation (the "Buyer") and Spectra Services, Inc., a Delaware corporation (the "Company").

                                   RECITALS

      The Company desires to sell, and Buyer desires to purchase, substantially all of the assets of the Company and the business as a going concern (collectively, the "Business"), for the consideration and on the terms set forth in this Agreement.

                                  AGREEMENT

      The parties, intending to be legally bound, agree as follows:

                                1. DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

      "Accounts Receivable" - as defined in Section 3.6.

      "Affiliate" - with respect to an individual, any family member, any Person that is directly or indirectly controlled by such individual or such individual's family members, or any Person with respect to which such individual, or a member of such individual's family, serves as a director, officer, partner, executor, or trustee (or similar capacity, and with respect to any Person other than an individual, any person that controls, is controlled by or under common control with such Person, and each Person that serves as a director, officer, partner, executor or trustee (or similar capacity) of such Person.

      "Agreement" - as defined in the Preamble.

      "Applicable Contract" - any Contract (a) under which the Business has or may acquire any rights, (b) under which the Business has or may become subject to any obligation or liability, or (c) by which the Business or any of the Assets is or may become bound.

      "Assets" - shall mean all of the assets of the Business including, without limitation,

            (a)   The  Company's   leasehold   interests  in  any   buildings,
facilities and other structures or improvements located at or related to the Business;

            (b)   All  machinery,   equipment,  office  furniture  and  tools,
leasehold improvements and other tangible personal property owned by the Company;

            (c)   All   franchises,    licenses,    permits,    consents   and
certificates of any regulatory, administrative, or other governmental agency or body issued to or held by the Company related to the Business;

            (d) All contracts, agreements, understandings, contract rights, license agreements, purchase and sales orders and other executory commitments of the Company, including, without limitation, all management or service agreements.

            (e) All inventories and supplies located at or related to the Business;

            (f) All customer lists, vendor lists, distributor or agency agreements, catalogues, and advertising materials owned by the Company;

            (g)   The Company's books and records related to the Business;

            (h) All prepaid items related to the Business that will accrue to the Company's benefit;

            (i) All accounts, notes, and other receivables of the Company or prepaid accounts or notes, but only to the extent such receivables or payments relate to services to be provided by the Business from and after the Effective Date;

            (j)   The name "Spectra Services;" and

            (k)   All goodwill relating to the Business;

      provided, however, that Assets shall not include any Excluded Assets held by the Company or any Company Plans.

      "Assumed Liabilities" - the liabilities and obligations of the Company arising from and after the Effective Date under the Applicable Contracts, and such other liabilities as are set forth in Part 2.2 of the Disclosure Letter.

      "Balance Sheet" - as defined in Section 3.3.

      "Bill of Sale" - as defined in Section 2.5(a)(i).

      "Business" - as defined in the Recitals.

      "Buyer" - as defined in the Preamble.

      "Buyer's Closing Documents" - as defined in Section 4.2(a).

      "Closing" - as defined in Section 2.4.

      "Closing Date" - the date and time as of which the Closing actually takes place.

      "Company" - as defined in the Preamble.

      "Company Plans" - any (a) "employee welfare benefit plans" and "employee pension benefit plans" as defined in Section 3(1) and 3(2) of ERISA; or (b) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, automobile, fringe benefit or other employee benefit plan or arrangement, whether written or unwritten, formal or informal, which the Company maintains or to which the Company has any outstanding present or future obligation to contribute or to make payments under.

      "Company's Closing Documents" - as defined in Section 3.2(a).

      "Competing Business" - as defined in Section 3.24.

      "Contemplated Transactions" - all of the transactions contemplated by this Agreement, including: (a) the sale of the Business by the Company to Buyer; (b) the execution, delivery, and performance of the Employment Agreements, the Noncompetition Agreements, the Earnout Agreement and the Bill of Sale; (c) the performance by Buyer and the Company of their respective covenants and obligations under this Agreement; and (d) Buyer's acquisition and ownership of the Business.

      "Contract"  -  any  agreement,   contract,   obligation,   promise,   or
undertaking (whether written or oral and whether express or implied) that is legally binding.

      "Copyrights" - as defined in Section 3.20(a)(ii).

      "CPR" - as defined in Section 11.2(b).

      "Damages" - as defined in Section 10.2.

      "Disclosure Letter" - the disclosure letter delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

      "Dispute" - as defined in Section 11.1.

      "Earnout Agreement" - as defined in Section 2.5(a)(v).

      "Effective Date" - March 1, 1998, which shall be the effective date of the Closing.

      "Employment Agreements" - as defined in Section 2.5(a)(ii).

      "Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "Environment" - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

      "Environmental, Health, and Safety Liabilities" - any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law including fines, penalties, financial responsibility for cleanup costs, corrective action, removal, remedial actions and response actions, and any other compliance, corrective, investigative or remedial measures required under any Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

      "Environmental Law" - any Legal Requirement that requires or relates to releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions that relate to the Environment.

      "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      "Excluded Assets" - (a) all cash and accounts receivable held by the Company related to services rendered prior to the Effective Date, (b) all Company Plans, (c) the microwave, (d) the refrigerator, and (e) pictures and other personal effects located at the Company's principal place of business in Naperville, Illinois.

      "Facilities" - any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

      "GAAP"  -  generally  accepted  United  States  accounting   principles,
applied on a basis consistent with the basis which the Balance Sheet and other financial statements referred to in Section 3.3 were prepared.

      "Governmental Authorization" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Governmental Body" - any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

      "Hazardous Materials" - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

      "Initial Purchase Price" - as defined in Section 2.3.

      "Intellectual Property Assets" - as defined in Section 3.20(a).

      "Interest" - shall be the highest one-year rate available at Citibank for a cash or certificate of deposit account as of the Closing Date to be applied to the Conditional Sales Price from the Closing Date through the date that the Conditional Sales Price is paid to the Company.

      "IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) with respect to an officer or director of a Person, a prudent individual acting in such capacity could reasonably be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of conducting his duties as an officer or director. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

      "Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "Marks" - as defined in Section 3.20(a)(i).

      "Mary Hospital Account" - the Little Company of Mary Hospital (Evergreen Park, Illinois) account.

      "Mediation Request" - as defined in Section 11.2(b).

      "Noncompetition Agreements" - as defined in Section 2.5(a)(iii).

      "Occupational Safety and Health Law" - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

      "Order" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

      "Organizational   Documents"   -   the   articles  or   certificate   of
incorporation and the bylaws of a corporation and any amendment to any of the foregoing.

      "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Purchase Price" - as defined in Section 2.3.

      "Release" - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

      "Replacement" - as defined in Section 11.9.

      "Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "Stock Option" - an option to purchase a designated number of shares of common stock of the Buyer, $.01 par value per share. All Stock Options in favor of any employee will vest and become fully exercisable on the third anniversary of the date of grant (provided that the option holder remains an employee of Buyer at that time) and expire on the earlier of (i) ninety (90) days following termination of employment, or (ii) the tenth anniversary of the date of grant. All Stock Options shall have an exercise price equal to the closing price of Buyer's common stock on the day before the date of grant; provided that if the day before the date of grant is not a trading day, the exercise price shall be the closing price of Buyer's common stock on the last previous trading day prior to the grant.

      "Tax" - all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

      "Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person acting in the capacity of such Person to conclude that such a claim, Proceeding, dispute, action, or other matter is reasonably likely to be asserted, commenced, taken, or otherwise pursued in the future.

      "Trade Secrets" - as defined in Section 3.20(a)(iii).

            2. TRANSFER OF ASSETS AND ASSUMED LIABILITIES; CLOSING

      2.1 Agreement to Sell and Purchase Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, transfer, convey, assign and deliver to Buyer the Assets, and Buyer shall purchase, acquire and accept from the Company the Assets.

      2.2 Assumed Liabilities. Subject to the terms and conditions of this Agreement, the Company shall transfer and assign to Buyer the Assumed Liabilities and Buyer shall assume the Assumed Liabilities and only the Assumed Liabilities.

      2.3 Purchase Price. The purchase price (the "Purchase Price") for the Assets will be (a) $1,100,000 (the "Initial Purchase Price") payable at the Closing; plus (b) $400,000 on the terms and conditions set forth in Section
2.7 below (the "Conditional Purchase Price"); plus (c) any and all amounts payable to the Company under the Earnout Agreement; plus or minus (d) prorations for Assets, Assumed Liabilities, income and expenses as of the Effective Date.

      2.4 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Nagle & Higgins, P.C., 1755 Park Street, Suite 360, Naperville, Illinois at 10:00 a.m. (local time) on March 20, 1998, or at such other time and place as the parties may agree effective as of the Effective Date. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      2.5   Closing Obligations.  At the Closing:

            (a)   The Company will deliver to Buyer:

                  (i) a bill of sale, assignment and assumption agreement with respect to the Assets and the Assumed Liabilities in the form of Exhibit 2.5(a)(i) (the "Bill of Sale") executed by the Company;

                  (ii)  employment   agreements   in  the   form  of   Exhibit
            2.5(a)(ii), executed by James W. Hemphill and Mark De Iorio (collectively, the "Employment Agreements");

                  (iii) noncompetition  agreements  in  the  form  of  Exhibit
            2.5(a)(iii), executed by James W. Hemphill and Mark De Iorio (collectively, the "Noncompetition Agreements");

                  (iv) a certificate executed by the Company to the effect that: (A) each of the Company's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and (B) each of the covenants and agreements of the Company to be performed prior to the Closing Date has been duly performed or complied with by the Company;

                  (v)   the   earnout   agreement   in  the  form  of  Exhibit
            2.5(a)(v), executed by the Company (the "Earnout Agreement"); and

                  (vi)  the documents  contemplated by Section 7.5 hereof; and

            (b)   Buyer will deliver to the Company:

                  (i) the Initial Purchase Price, plus or minus such prorations of Assets, Assumed Liabilities, income and expenses from the Effective Date to the Closing Date as may reasonably be determined and agreed to by the parties prior to the Closing Date, by bank cashier's check or by wire transfer to the accounts specified by the Company;

                  (ii)  a  certificate  executed by Buyer to the effect  that:
            (A) each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and (B) each of the covenants and agreements of Buyer to be performed prior to the Closing Date has been duly performed and complied with by Buyer;

                  (iii) the Bill of Sale, executed by Buyer;

                  (iv)  the Employment Agreements, executed by Buyer;

                  (v)   the Earnout Agreement, executed by Buyer; and

                  (vi)  the documents contemplated by Section 8.4 hereof.

      2.6 Post-Closing Purchase Price Adjustment. As soon as practicable following the Closing Date, but in no event later than thirty (30) days following the Closing Date, Buyer and the Company shall re-determine all prorations of Assets, Assumed Liabilities, income and expenses from the Effective Date to the Closing Date, and shall settle any upward or downward adjustments in the Purchase Price required by such re-determination. If the parties cannot reach agreement within such thirty (30) day period, the dispute shall be settled pursuant to the provisions of Article 11 hereof.

      2.7 Conditional Purchase Price Payment. The Conditional Sales Price, plus Interest thereon, shall be paid by cashiers check or wire transfer to the Company as follows:

            (a) If Little Company Mary Hospital ("Mary Hospital") rescinds its termination of the Mary Hospital Account on or before June 30, 1998, within seven (7) days of receipt by the Company of such notice of rescission; or

            (b) If Mary Hospital enters into a new contract for a minimum term of one (1) year with the Company on or before March 1, 1999, within seven (7) days of execution of such contract.

      If neither of the foregoing events occur, then the Company shall not be entitled to receive the Conditional Purchase Price.

               3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Buyer as follows:

      3.1   Organization and Good Standing.

            (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of its properties, or the nature of the activities conducted by it, requires such qualification, which jurisdictions are set forth on Part 3.1 of the Disclosure Letter.

            (b)   The  Company   has   delivered   to  Buyer   copies  of  the
Organizational Documents of the Company, as currently in effect.

            (c) The Company has no subsidiaries and no ownership interest in any Person.

      3.2   Authority; No Conflict.

            (a) The Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and upon the execution and delivery by the Company of the Employment Agreements, the Earnout Agreement, the Bill of Sale and the Noncompetition Agreements (collectively, the "Company's Closing Documents"), the Company's Closing Documents will constitute the legal, valid, and binding obligations of the Company, enforceable against it in accordance with their respective terms. The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Company's Closing Documents and to perform its obligations under this Agreement and the Company's Closing Documents.

            (b)   Except  as  set  forth  in  Part 3.2(b)  of  the  Disclosure
Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of: (A) any provision of the Organizational Documents of the Company; or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company or any of the Assets may be subject, the breach of which would result in Damages to Buyer;

                  (iii) contravene,  conflict  with,  or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Business or that otherwise relates to any of the Assets;

                  (iv) cause Buyer or the Business to become subject to, or to become liable for the payment of, any Tax imposed with respect to the transfer of the Assets, or otherwise imposed on the Company;

                  (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets arising from any mortgage, lease, contract or other agreement to which the Company or any of its stockholders is a party.

      Except as set forth in Part 3.2(b) of the Disclosure Letter, the Company is not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      3.3 Financial Statements. The Company has delivered to Buyer: unaudited balance sheets of the Business as at December 31 in each of the years 1995, 1996 and 1997 and the related unaudited statements of income and changes in stockholders' equity for each of the fiscal years then ended, including a balance sheet of the Business as at December 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in stockholders' equity and cash flow for the year then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, with the following exceptions: (a) there are no notes; (b) there are no accounts receivable reflected; (c) there is no accrued vacation reflected; and
(d) depreciation is determined on a tax basis. The financial statements referred to in this Section 3.3 reflect the consistent application of such accounting principles throughout the periods involved.

      3.4 Title to Properties; Encumbrances. Part 3.4 of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests therein owned by the Company. The Company does not own and has never owned any real property. The Company owns all the Assets (whether tangible or intangible) including all of the properties and assets reflected in the Balance Sheet (except for Assets held under capitalized leases disclosed or not required to be disclosed in Part 3.4 of the Disclosure Letter and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances except for liens for current taxes not yet due.

      3.5 Condition and Sufficiency of Assets. Except for the vehicles which are being conveyed in their "as is" condition, to the Company's Knowledge, the Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Assets constitute every thing that the Company used to conduct the Business.

      3.6 Accounts Receivable. All accounts receivable of the Company to be conveyed herein, if any, relate to services to be provided from and after the Effective Date.

      3.7 Inventory. The only inventory of the Company is miscellaneous office supplies.

      3.8 No Undisclosed Liabilities. Except as set forth in Part 3.8 of the Disclosure Letter, to the Company's Knowledge, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

      3.9   Taxes.

            (a) The Company has elected and is, and has at all times been fully eligible to be taxed in accordance with the provisions of subchapter S of the IRC.
            (b) The Company has filed or caused to be filed, on a timely basis, all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements (all of which returns were true, correct and complete in all material respects), the failure of which to file would result in Damages to Buyer. The Company has delivered to Buyer copies of, and Part 3.9 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed for the past three years. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company.

            (c) Except as described in Part 3.9 of the Disclosure Letter, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Business may be liable.

            (d) There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.9 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person, the breach of which would result in Damages to Buyer.

      3.10 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the Business, operations, properties, Assets, or condition of the Company, and to the Company's Knowledge, no event has occurred or circumstance exists with respect to the Contracts or vendor relationships that is reasonably likely to result in such a material adverse change other than those events which effect the health care or food service industry as a whole.

      3.11  Employee Benefits.

            (a) Part 3.11 of the Disclosure Letter contains an accurate and complete description of, and sets forth the annual amount payable pursuant to, each Company Plan, whether formal or informal, relating to the Business. The Company has no commitment, whether formal or informal and whether legally binding or not, to create any additional such plan or arrangement.

            (b) The Assets are not, and the Company does not reasonably expect them to become, subject to a lien imposed under IRC Section 412 or ERISA Section 4068.

            (c) Neither the Company nor any entity which together with the Company is required to be treated as a single employer under IRC Section 414 has ever had and neither currently has any obligation to contribute to any Multi-Employer Plan (as defined in ERISA Section 3(37).

            (d) Neither the Company nor any entity which together with the Company is required to be treated as a single employer under IRC Section 414 has ever maintained and does not currently maintain any Company Plan which is or was subject to Title IV of ERISA.

            (e) The Company and each entity which together with the Company is required to be treated as a single employer under IRC Section 414 have complied with the continuation coverage requirements of IRC Section 4980B and ERISA Sections 601 through 608 and with the portability, access and renewability provisions of Subtitle K, Chapter 100 of the IRC and Section 701 et seq. of ERISA.

            (f) No assets of the Company, including the Assets, have been, and the Company does not reasonably expect them to be, provided as security to any Company Plan pursuant to IRC Section 401(a)(29).

            (g) The Company has not received any notice of any actions, audits, or claims pending or to the Company's Knowledge, threatened against the Assets or the Business with respect to the maintenance of any Company Plans.

      3.12  Compliance with Legal Requirements; Governmental Authorizations.

            (a)   Except as set forth in Part 3.12 of the Disclosure Letter:

                  (i) the Company is, and at all times since its incorporation has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its Business or the ownership or use of any of the Assets, the breach of which would result in Damages to Buyer;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, the breach of which would result in Damages to Buyer; and

                  (iii) the  Company has not  received,  at any time since its incorporation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding
            (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) Part 3.12 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Business or to the Assets. Each Governmental Authorization listed or required to be listed in Part 3.12 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.12 of the Disclosure Letter:

                  (i) the Company is, and at all times since its incorporation has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.12 of the Disclosure Letter, the breach of which would result in Damages to Buyer;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.12 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.12 of the Disclosure Letter, the breach of which would result in Damages to Buyer;

                  (iii) the  Company has not  received,  at any time since its incorporation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding
            (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.12 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, the breach of which would result in Damages to Buyer.

      The Governmental Authorizations listed in Part 3.12 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner it currently conducts and operates the Business and to permit the Company to own and use the Assets in the manner in which it currently owns and uses such Assets.

      3.13  Legal Proceedings; Orders.

            (a) Except as set forth in Part 3.13 of the Disclosure Letter, the Company has not received any notice of any pending Proceeding:

                  (i) that has been commenced by or against the Company or that otherwise relates to or may affect the Business or the Assets; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

      To the Company's Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.13 of the Disclosure Letter. The Proceedings listed or required to be listed in Part 3.13 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, or condition, of the Company, the Business or the Assets.

            (b)   Except as set forth in Part 3.13 of the Disclosure Letter:

                  (i) No Order has been received by the Company that relates to the Business or any of the Assets; and

                  (ii) to the Company's Knowledge, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

      3.14  Absence  of Certain  Changes  and  Events.  Except as set forth in
Part 3.14 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

            (a)   amendment to the Organizational Documents of the Company;

            (b) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            (c) adoption of, or increase in the payments to or benefits under, any Company Plan;
            (d) damage to or destruction or loss of any personal property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, Assets, Business, or financial condition of the Company;

            (e) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $5,000;

            (f) sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of the Company;

            (g) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000;

            (h)   change in the accounting methods used by the Company; or

            (i) agreement, whether oral or written, by the Company to do any of the foregoing.

      3.15  Contracts; No Defaults.

            (a) Part 3.15(a) of the Disclosure Letter contains a complete and accurate list, and the Company have delivered to Buyer true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Business of an amount or value in excess of $5,000;

                  (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Business of an amount or value in excess of $5,000;

                  (iii) each Applicable  Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Business in excess of $5,000;

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

                  (v)   each licensing  agreement or other Applicable Contract
            with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi)  each   collective   bargaining   agreement  and  other
            Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (vii) each joint venture,  partnership, and other Applicable
            Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Business or limit the freedom of the Business to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (x) each power of attorney that is currently effective and outstanding;

                  (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Business to be responsible for consequential damages;

                  (xii) each Applicable  Contract for capital  expenditures in excess of $5,000;

                  (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                  (xiv) each amendment,  supplement, and modification (whether oral or written) in respect of any of the foregoing.

            (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.15(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

            (c)   Except  as set  forth  in  Part  3.15(c)  of the  Disclosure
Letter:

                  (i) the Company is, and at all times has been, in material compliance with all applicable terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound, and any material non-compliance has been cured;

                  (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract, and any previous non-compliance has been cured;

                  (iii) no event has  occurred  or  circumstance  exists  that
            (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) the Company has not given to or received from any other Person, at any time, any notice or other communication
            (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

            (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of the Company, no such Person has made written demand for such renegotiation.

      3.16  Insurance.  Except  as set  forth on Part  3.16 of the  Disclosure
Letter:

            (a) All policies to which the Company is a party or that provide coverage to the Company: (i) are, to the Company's Knowledge, valid, outstanding, and enforceable; (ii) are, to the Company's Knowledge, issued by an insurer that is financially sound and reputable; (iii) to the Company's Knowledge, provide adequate insurance coverage for the Assets and the Business of the Company for all risks normally insured against by a Person carrying on the same business as the Company; (iv) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound, the breach of which would result in Damages to Buyer; and (v) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

            (b) The Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or
(ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

            (c) The Company has paid all premiums due, and to the Company's Knowledge has otherwise performed its obligations, under each policy to which it is a party or that provides coverage to the Company.

            (d) The Company has given notice to the insurer of all known claims that may be insured thereby.

      3.17 Environmental Matters. Except as set forth in part 3.17 of the Disclosure Letter:

            (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has no basis to expect, nor has it or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from
(i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets used by the Company.

            (b)   There  are  no  pending  or,  to  the  Company's  Knowledge,
Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets used by the Company.

            (c) The Company has not received nor has any basis to expect, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets used by the Company, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

            (d)   The  Company  has  no  Environmental,   Health,  and  Safety
Liabilities with respect to the Facilities.

            (e) There are no Hazardous Materials present on or in the Environment at the Facilities except in full compliance with all applicable Environmental Laws.

            (f) There has been no Release or, to the Knowledge of the Company, threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets used by the Company.

            (g) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, or under the Facilities, or concerning compliance by the Company.

      3.18  Employees.

            (a) Part 3.18 of the Disclosure Letter contains: (i) a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer name; job title; current compensation paid or payable and any change in compensation since January 1, 1996; and (ii) a list of all written contracts of employment with the Company.

            (b)   To the Company's  Knowledge,  no employee or director of the
Company is a party to, or is otherwise bound by, any agreement or arrangement, including any employment, confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director. To the Company's Knowledge, no account managers of the Business nor James Hemphill, Mark De Iorio or Elizabeth Kolkman intends not to accept employment with the Buyer following the Closing.

            (c)   There are no retired employees or directors of the Company.

      3.19 Labor Relations; Compliance. The Company has not been in the past and is not now a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to the Company's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, the breach of which would result in Damages to Buyer, or (c) any application for certification of a collective bargaining agent. To the Company's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing where the failure of such compliance would have an adverse effect on the Buyer.
The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements where the failure of such compliance would result in Damages to Buyer.

      3.20  Intellectual Property.

            (a)   Intellectual   Property  Assets.   The  term   "Intellectual
Property Assets" includes:

                  (i) the name "Spectra Services, Inc.", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                  (ii)  all   copyrights   in   both   published   works   and
            unpublished works (collectively, "Copyrights"); and

                  (iii) all    know-how,    trade    secrets,     confidential
            information, customer lists, software, recipes, technical information, data, process technology, plans, drawings, and blue prints (collectively, the "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

            (b) Agreements. Part 3.20(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the
Intellectual Property Assets to which Company is a party or by which any Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Company is the licensee. There are no outstanding and, to the Company's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

            (c) Know-How Necessary for the Business. The Intellectual Property Assets are all those used in the operation of the Business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

            (d)   Patents.  The Company does not own any patents.

            (e) Trademarks. Other than a common-law trademark in the name "Spectra Services," the Company does not own any trademarks.

            (f)   Copyrights.  The Company does not own any Copyrights.

            (g)   Trade Secrets.

                  (i)   The  Company  has  taken  reasonable   precautions  to
            protect  the  secrecy,  confidentiality  and  value  of its  Trade
            Secrets.

                  (ii) To the Company's Knowledge, the Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To the Company's Knowledge, the Trade Secrets are not part of the public knowledge or literature, and, to the Company's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. To the Company's Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

      3.21 Certain Payments. Except as set forth in Part 3.21 of the Disclosure Letter, since the Company's incorporation, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made, directly or indirectly, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Legal Requirement with respect to federal or state laws, rules or regulations relating to payments to or from health care providers or financial reporting or accounting requirements in connection therewith including without limitation applicable medicare and medicaid laws, rules and regulations, the breach of which would result in Damages to Buyer,
(b) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits from any vendor, governmental employee or other Person with whom the Company has done business, directly or indirectly, which would reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      3.22 Fraud and Abuse; Financial Relationships. The Company does not have any government contract, and the Company has not made any claims relating to Medicare, Medicaid CHAMPUS or other governmental reimbursements.

      3.23  Disclosure.

            (a) To the Company's Knowledge, no representation or warranty of the Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            (b) No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

            (c) To the Company's Knowledge, there is no fact that has specific application to the Company (other than general economic or industry conditions) that materially adversely affects the Assets, Business, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

      3.24 Relationships with Related Persons. Except for the microwave, refrigerator, pictures and other personal effects located at the principal office of the Company, neither the Company nor any Affiliate of the Company has, or in the past three (3) years has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. Neither the Company nor any Affiliate of the Company owns, or in the past three years has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in
Part 3.23 of the Disclosure Letter, neither the Company nor any Affiliate of the Company is a party to any Contract with, or has any claim or right against, the Company.

      3.25 Brokers or Finders. The Company and its Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

                  4. REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Company as follows:

      4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia.

      4.2   Authority; No Conflict.

            (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Earnout Agreement, the Employment Agreements, the Bill of Sale and the Noncompetition Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

            (b) Except as set forth in Part 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i)   any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the shareholders of Buyer;

                  (iii) any Legal  Requirement  or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

      Except as set forth in Part 4.2 of the Disclosure Letter, Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

      4.4 Brokers or Finders. Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

                         5. COVENANTS OF THE COMPANY

      5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Company will, and will cause its Representatives to,
(a) afford Buyer and its Representatives full and free access to the Company's properties, contracts, books and records, and other documents and data at the Company's principal office in Naperville, Illinois, (b) furnish Buyer and it Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

      5.2   Operation  of  the   Businesses   of  the  Company.   Between  the
Effective Date and the Closing Date, the Company will:

            (a)   conduct  the  Business  only  in  the  Ordinary   Course  of
Business;

            (b) use its good faith efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

            (c) confer with Buyer concerning operational matters of a material nature; and

            (d) upon request of Buyer, report to Buyer concerning the status of the business, operations, and finances of the Company.

      5.3 No Distributions. Prior to the Closing, the Company shall not make or declare any dividend or distribution to any of its stockholders, or grant or declare any raises or bonuses to any employee of the Company, except in the Ordinary Course of Business, and except for any distributions to Mr. Hemphill of cash (which cash would otherwise constitute an Excluded Asset) in the form of salary or dividends. Following the Closing, the Company may make distributions of the Purchase Price, provided, however, that if the Company distributes some or all of the Purchase Price to its shareholder, the shareholder shall reimburse the Company for the amount of said distributions as may be necessary in order for the Company to pay any amounts due to Buyer pursuant to this Agreement.

      5.4 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.12 is likely to occur.

      5.5 Required Approvals. As promptly as practicable after the date of this Agreement, the Company will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Company will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Part 4.2 of the Disclosure Letter; provided that this Agreement will not require the Company to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

      5.6 Notification. Between the date of this Agreement and the Closing Date, the Company will promptly notify Buyer in writing if it becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company's representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this
Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Company will promptly notify Buyer of the occurrence of any Breach of any covenant of the Company in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

      5.7 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, the Company will cause all indebtedness owed to the Company by the Company or any Affiliate of the Company to be paid in full prior to its due date.

      5.8 Name Change. As soon as reasonable practicable following the Closing, the Company shall change its name to a name not containing the word "Spectra" or any word or phrase substantially similar to "Spectra" or "Spectra Services."

      5.9 No Negotiation. Until the earlier of April 15, 1998 or such date on which Buyer notifies the Company that it has abandoned the Contemplated Transactions, the Company shall deal exclusively with Buyer with respect to the Contemplated Transactions and the Company will not, and will direct its representatives not to, (a) solicit the submission of proposals or offers from any person relating to any acquisition or purchase of all or any material part of the assets or stock of the Company or any merger,
consolidation   or  similar   transaction   with   respect  to  the   Company;
(b) participate in any discussions or negotiations regarding, or furnish any information to any other person other than the Company with respect to such possible transaction, or (c) enter into any agreement or understanding, whether oral or in writing, that would prevent the consummation of the Contemplated Transactions. If, notwithstanding the foregoing, the Company should receive any such proposal from a third party or any inquiry regarding any such proposal, the Company shall promptly inform Buyer thereof.

                            6. COVENANTS OF BUYER

      6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, (a) cooperate with the Company with respect to all filings that the Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and
(b) cooperate  with the Company in obtaining  all consents  identified in Part
3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

      6.2   Employment Matters.

            (a) All employees of the Company who accept Buyer's offer of employment shall be eligible for participation in Buyer's employee benefit programs on the same terms and conditions as similarly situated persons and will receive credit for service with the Company prior to the Closing for participation and vesting purposes under Buyer's employee benefit programs and for purposes of determining paid-time off benefits and matching contributions under the Morrison Health Care, Inc. Salary Deferral Plan and the Morrison Health Care, Inc. Deferred Compensation Plan.

            (b) Each full time employee of the Company who accepts employment with Buyer (other than Mr. DeIorio and Mr. Hemphill) shall enter into an employment agreement with Buyer pursuant to which, among other things, such individuals shall receive a Stock Option to purchase two hundred
(200) shares of Buyer's Common Stock upon the Closing. Mr. De Iorio and Mr. Hemphill shall receive Stock Options to purchase that number of shares of Buyer's Common Stock as set forth in their respective Employment Agreements.

      6.3 Post Closing Covenants. Buyer agrees to assume all of the Assumed Liabilities from and after the Closing Date.

            7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Business and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1 Accuracy of Representations. All of the Company's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

      7.2   The Company's Performance.

            (a) All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

            (b)   Each   document   required  to  be  delivered   pursuant  to
Section 2.5(a) must have been delivered.

      7.3 Due Diligence. Buyer shall have completed its due diligence inquiry into the business, affairs and financial condition of the Company.

      7.4 Consents. Each of the consents identified in Part 3.2 of the Disclosure Letter, and each consent identified in Part 4.2 of the Disclosure Letter, must have been obtained and must be in full force and effect.

      7.5 Additional Documents. Each of the following documents must have been delivered to Buyer:

            (a) an opinion of Nagle & Higgins, P.C., dated the Closing Date, in the form of Exhibit 7.4(a);

            (b) estoppel certificates executed on behalf of the landlord dated as of a date not more than twenty (20) days prior to the Closing Date, in the form of Exhibit 7.4(b);

            (c) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section   8.4   (ii)   evidencing  the  accuracy  of  any  of  the   Company's
representations  and  warranties,  (iii) evidencing   the performance  by  the
Company of, or   the  compliance by either  the Company  with, any covenant or obligation required to be performed or complied with by it, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.6 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      7.7 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Initial Purchase Price payable for the Business.

      7.8 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

         8. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE

      The Company's obligation to sell the Assets of the Business and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

      8.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

      8.2   Buyer's Performance.

            (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

            (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5(b) and must have made the cash payments required to be made by Buyer pursuant to Section 2.5(b)(i).

      8.3 Consents. Each of the consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

      8.4   Additional  Documents.   Buyer  must  have  caused  the  following
documents to be delivered to the Company;

            (a) an opinion of Powell, Goldstein, Frazer & Murphy LLP dated the Closing Date, in the form of Exhibit 8.4(a);

            (b)   stock  option  agreements  executed  by Buyer in the form of
Exhibit 8.4(b) with all employees of the Company (other than Mr. De Iorio and Mr. Hemphill) who accept employment with Buyer; and

            (c) such other documents as the Company may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.5(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

      8.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Business by the Company to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

                                9. TERMINATION

      9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by either Buyer or the Company if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

            (b) by Buyer if any of the conditions in Section 7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

            (c) by the Company, if any of the conditions in Section 8. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

            (d)   by mutual consent of Buyer and the Company; or

            (e) by either Buyer or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 1998, or such later date as the parties may agree upon.

      9.2   Effect of  Termination.  Each party's right of  termination  under
Section 9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated: is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.2 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                        10. INDEMNIFICATION; REMEDIES

      10.1  Survival;    Right   to   Indemnification   Not   Affected   by
Investigation.  All representations,  warranties,  covenants,  and obligations in this Agreement, the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy if such representations or warranties prove to be inaccurate, or if such covenants and obligations prove to be nonfulfilled.

      10.2 Indemnification and Payment of Damages by the Company. The Company will indemnify and hold harmless Buyer for, and will pay to the Buyer the amount of, any loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

            (a) any Breach of any representation or warranty made by the Company in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by the Company pursuant to this Agreement;

            (b) any Breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty were made on and as of the Closing Date;

            (c) any Breach by the Company of any covenant or obligation of the Company in this Agreement;

            (d)   any  services  provided by the Company  prior to the Closing
Date; or

            (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

      10.3  Indemnification   and  Payment   of  Damages  by  the  Company  -
Environmental Matters. In addition to the provisions of Section 10.2, the Company will indemnify and hold harmless Buyer for, and will pay to Buyer the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of any properties and assets used by the Company, or any Hazardous Materials or other contaminants that were present on such properties and assets at any time on or prior to the Closing Date; or (ii) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date.

      10.4  Indemnification   and  Payment  of  Damages  by  the  Company  -
Liabilities which are not Assumed Liabilities. Notwithstanding anything to the contrary contained herein, (a) the Company will indemnify and hold harmless Buyer for, and will pay Buyer the amount of, any Damages arising from liabilities or obligations of the Company which are not Assumed Liabilities, and (b) such indemnification shall not be limited in time or amount or subject to any deductible or cap.

      10.5 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless the Company, and will pay to the Company the amount of any Damages arising, directly or indirectly, from or in connection with:

            (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

            (b) any Breach of any representation or warranty made by the Company in the Agreement as if such representation or warranty were made on and as of the Closing Date;

            (c) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement;

            (d) any services provided by the Buyer from and after the Closing Date;

            (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

            (f)   any liabilities or obligations of the Buyer; or

            (g)   the Assumed Liabilities.

      10.6 Limitations on Indemnification. Notwithstanding the provisions of Sections 10.2, 10.3, 10.4, and 10.5 hereof, a party shall not be entitled to be indemnified to the extent:

            (a) that such party acted in bad faith with respect to a claim or failed to reasonably attempt to mitigate damages with respect to a claim;

            (b) that such party receives indemnity and collects for any Damages under the terms of any insurance policy then in force; or

            (c) of the net amount of any income tax deduction available to such party in the year in which the claim is made or any previous year.

      10.7 Time Limitations. If the Closing occurs, the Company will have no liability (for indemnification or otherwise) for a claim with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.4, 3.9, 3.11 (with respect to matters other than Tax), 3.17, 3.21 and 3.22
unless  on  or  before  the  third anniversary  of  the  Closing  Date   Buyer
notifies the Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 3.9 or 3.11, shall be made within the applicable statute of limitation for Tax matters; a claim with respect to Sections 3.21 or 3.22 shall be made within the applicable statute of limitations, provided, however, that in no event may such a claim be brought after the seventh anniversary of the Closing Date; a claim with respect to Sections 3.4, 3.17, or a claim for indemnification or reimbursement based upon any covenant or obligation to be performed and complied with after the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the third anniversary from the Closing Date, the Company notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Company, provided, however, that a claim for indemnification under Section 10.5(f) or (g) shall not be limited in time or amount or subject to any deductible or cap.

      10.8  Limitations on Amount - the Company.

            (a) The Company will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause
(b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 10.2 and Section 10.3 until the total of all Damages with respect to such matters exceeds $15,000, and then only for the amount by which such Damages exceed $15,000. However, this Section 10.8(a) will not apply to any intentional Breach by the Company of any representation, warranty, covenant or obligation contained in this Agreement, and the Company will be liable for all Damages with respect to such Breaches.

            (b)   The maximum  liability  the Company shall have under Section
10.2 shall be the $500,000; provided, however, that the foregoing limitation shall not apply to any intentional Breach by the Company of any representation, warranty, covenant or obligation contained in this Agreement, and the Company will be liable for all Damages with respect to such Breaches.

      10.9 Limitations on Amount - Buyers. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 10.5 until the total of all Damages with respect to such matters exceeds $15,000, and then only for the amount by which such Damages exceed $15,000. However, this Section
10.9 will not apply to any intentional Breach by Buyer of any representation, warranty, covenant or obligation contained in this Agreement, and Buyer will be liable for all Damages with respect to such Breaches.

      10.10 Procedure For Indemnification - Third Party Claims.

            (a)   Promptly  after  receipt  by  an  indemnified   party  under
Section 10.2, 10.4, 10.5 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

            (b) If any Proceeding referred to in Section 10.10(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      10.11 Procedure  for   Indemnification  -  Other  Claims.  A  claim  for
indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

      10.12 Exclusive Remedy. The remedies provided in this Article 10 shall be exclusive of and limit any other remedies that may be available at law or in equity.


                            11. DISPUTE RESOLUTION

      11.1 Dispute Defined. As used in this Agreement, "Dispute" shall mean any dispute or disagreement between the Buyer and the Company concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement.



      11.2  Dispute Resolution Procedures.

            (a) If a Dispute arises, the parties shall follow the procedures specified in this Article 11. The parties shall promptly attempt to resolve any Dispute by negotiations between themselves. Either Buyer or the Company may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall meet at a mutually acceptable time and place within fifteen (15) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by the parties within thirty
(30) calendar days of the disputing party's notice, or if the parties fail to meet within such fifteen (15) calendar days, either Buyer or the Company may initiate mediation as provided in Section 11.2(b) of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by legal counsel.

            (b)   If the  Dispute is not  resolved by negotiations pursuant to
Section 11.2(a), the parties shall attempt in good faith to resolve any such Dispute by nonbinding mediation. Either Buyer or the Company may initiate a nonbinding mediation proceeding by a request in writing to the other party (the "Mediation Request"), and both parties will then be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, with the following exceptions:

                  (i) if the parties have not agreed within thirty (30) calendar days of the Mediation Request on the selection of a mediator willing to serve, CPR, upon the request of either Buyer or the Company, shall appoint a member of the CPR Panels of Neutrals as the mediator, and

                  (ii) efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (A) a written settlement is reached, or (B) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (C) the parties agree in writing that an impasse has been reached, or (D) a period of sixty (60) calendar days has passed since the Mediation Request and none of the events specified in the foregoing clauses (A), (B) or (C) has occurred. No party may withdraw before the conclusion of the proceeding.

            (c)   If a Dispute is not  resolved  by  negotiation  pursuant  to
Section 11.2(a) of this Agreement or by mediation pursuant to Section 11.2(b) of this Agreement within one hundred (100) calendar days after initiation of the negotiation process pursuant to Section 11.2(a), such Dispute and any other claims arising out of or relating to this Agreement shall be resolved pursuant to Section 12.2(d).

            (d) The parties shall submit the dispute to binding arbitration in accordance with the following procedures:

                  (i) Any arbitration proceeding shall take place in Nashville, Tennessee, and shall be conducted in accordance with the then current rules of the Nashville Chapter of the American Arbitration Association.

                  (ii) The parties shall have ten (10) days after the first to occur of the events in Sections 11.2(b)(ii) (B), (C) or (D) or
            Section 11.2(c) to agree upon an arbitrator to conduct such proceeding. If the parties fail to so agree within such ten (10) day period, then within five (5) days after the end of such ten
            (10) day period, each party shall select an arbitrator and, within ten (10) days after the end of such five (5) day period, such two (2) arbitrators shall select a third arbitrator. Each arbitrator shall have professional experience relating to the business, accounting or legal aspects of the subject of the arbitration. No arbitrators shall have any material interest in the result of the arbitration or be, or shall ever have been, an affiliate, equity holder or creditor of, or an attorney, accountant, agent or consultant, for any Party to such arbitration proceeding.

                  (iii) Each  arbitration  proceeding  shall  start as soon as reasonably practical after the selection of the arbitrator(s). Specific timing, including the setting of the dates for hearings, shall be subject to the mutual agreement of each party, including the arbitrator(s); provided, however, that if agreement cannot be reached within a reasonable time, the arbitrator(s) shall have the sole authority to settle all timing issues after taking into account the needs of each party to prepare for, resolve and dispose of the matter as soon as reasonably practicable.

                  (iv)  The decision of the  arbitrator or, if there are three
            (3) arbitrators, the decision of any two (2) arbitrators, shall be final and binding upon the Parties, and judgment may be entered upon any such decision in any court having jurisdiction.

                  (v) Except as otherwise specifically provided herein, all costs incurred in connection with any arbitration proceeding, including the American Arbitration Association fees, the arbitrator(s) fees, the cost of using any facilities for the arbitration hearings and the reasonable fees and expenses of expert witnesses, legal counsel and accountants of the prevailing party may be included in whole or in part in the award to be paid by the non-prevailing party.

      11.3  Provisional   Remedies.   At  any  time   during  the   procedures
specified in Sections 11.2(a) and 11.2(b) of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in Section 11.2(a) and 11.2(b).

      11.4 Tolling Statute of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Sections 11.2(a) and 11.2(b)of this Agreement are pending. The parties will take such action, if any, as is required to effectuate such tolling.

      11.5 Performance to Continue. Each party shall continue to perform its or his obligations under this Agreement and the Earnout Agreement pending final resolution of any Dispute.

      11.6 Extension of Deadlines. All deadlines specified in this Article 11 may be extended by mutual agreement between the parties.

      11.7 Enforcement. The parties regard the obligations in this Article 11 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this
Article 11 by either Buyer or the Company, the other party may bring an action to seek enforcement of such obligations in the United States District Court for the Middle District of Tennessee.

      11.8 Costs. The parties shall pay their own costs, fees, and expenses incurred in connection with the application of the provisions of sections 11.2(a) and 11.2(b) of this Agreement. In addition, the fees and expenses of CPR and the mediator in connection with the application of the provisions of
Section 11.2(b) of this Agreement shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Company.

      11.9 Replacement. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under Section 11.2(b) of this Agreement. for any reason, then the functions specified in Section 11.2(b) to be performed by CPR shall be performed by another Person engaged in a business environment to that conducted by the CPR as is agreed upon by the Parties (the "Replacement"). If the parties cannot agree on the identity of the Replacement within ten (10) calendar days, after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the Northern District of Georgia upon application. If a Replacement is selected by either means, Section 11.2(b) shall be deemed appropriately amended to refer to such Replacement.

                            12. GENERAL PROVISIONS

      12.1  Expenses.   Except  as  otherwise   expressly   provided  in  this
Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

      12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer and the Company in advance or required by Legal Requirements, prior to the Closing the parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than their representatives. The Company and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

      12.3 Confidentiality. The Confidentiality Agreement dated October 27, 1997, executed by Buyer shall remain in full force and effect, and to the extent the following does not contradict such Confidentiality Agreement, between the date of this Agreement and the Closing Date, Buyer and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information
is  required  by  or  necessary  or  appropriate  in  connection   with  legal
proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

      12.4  Notices.    All   notices,    consents,    waivers,    and   other
communications under this Agreement must be in writing and will be deemed to have been duly given:

            (a)   when personally delivered;

            (b) upon delivery by United States Express Mail or other nationally recognized overnight courier service which provides evidence of delivery when sent by such courier;

            (c) five (5) days after posting when sent by registered or certified mail, postage prepaid, return receipt requested; or

            (d)   upon   confirmation  of   transmission   when  delivered  by
facsimile transmission, provided a copy thereof is also delivered by regular mail;

      in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

      Notice to the Buyer shall be sufficient if given to:

                  Morrison Health Care, Inc.
                  Suite 400
                  1955 Lake Park Drive, SE
                  Smyrna, Georgia  30080-3300
                  Attn:  General Counsel
                  Phone:  770-437-3300
                  Facsimile:  770-437-3342

      with a copy to:

                  Powell, Goldstein, Frazer & Murphy, LLP
                  191 Peachtree Street, N.E.
                  Sixteenth Floor
                  Atlanta, Georgia  30303
                  Attn.:  Thomas R. McNeill, Esq.
                  Phone:  404-572-6681
                  Facsimile:  404-572-6999

      Notice to the Company shall be sufficient if given to:

                  Spectra Systems, Inc.
                  300 East 5th Avenue
                  Suite 340
                  Naperville, Illinois  60563
                  Attn:  James W. Hemphill
                  Phone:  630-961-2555
                  Facsimile:  630-961-3785

      with a copy to:

                  Nagle & Higgins, P.C.
                  1755 Park Street
                  Suite 260
                  Naperville, Illinois  60563
                  Attn:  Brien J. Nagle
                  Phone  630-355-8100
                  Facsimile :  630-355-8185

      12.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      12.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and the Company, dated December 17, 1997, but excluding the Confidentiality Agreement dated October 27, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      12.8  Disclosure Letter.

            (a) The disclosures in the Disclosure Letter must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement except that a disclosure may specifically cross-reference a duplicate disclosure.

            (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      12.9 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      12.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the work "including" does not limit the preceding words or terms.

      12.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      12.13 Governing Law. This Agreement will be governed by the laws of the State of Illinois without regard to the laws of conflicts.

      12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                    BUYER:

                                    MORRISON HEALTH CARE, INC.

                                    By: /s/ John E. Fountain
                                    Name: John E. Fountain
                                    Title: Vice President, General Counsel and
                                           Secretary

                                    THE COMPANY:

                                    SPECTRA SERVICES, INC.

                                    By: /s/ James W. Hemphill
                                    Name: James W. Hemphill
                                    Title: President



      I, James W. Hemphill, the sole shareholder of Spectra Services, Inc., hereby agree that in the event the Company distributes some or all of the Purchase Price, I shall reimburse the Company for such amount of said distributions as may be necessary in order for the Company to pay any amounts due to Buyer pursuant to the Agreement.


                                    /s/ James W. Hemphill
                                    James W. Hemphill




/s/ Jarrett Franklin
Jarrett Franklin
WITNESS